Exhibit 99.1

Google To Acquire YouTube for $1.65 Billion in Stock

Combination Will Create New Opportunities for Users and Content Owners Everywhere

MOUNTAIN VIEW, Calif., October 9, 2006 - Google Inc. (NASDAQ: GOOG) announced today that it has agreed to acquire YouTube, the consumer media company for people to watch and share original videos through a Web experience, for $1.65 billion in a stock-for-stock transaction. Following the acquisition, YouTube will operate independently to preserve its successful brand and passionate community.

The acquisition combines one of the largest and fastest growing online video entertainment communities with Google’s expertise in organizing information and creating new models for advertising on the Internet. The combined companies will focus on providing a better, more comprehensive experience for users interested in uploading, watching and sharing videos, and will offer new opportunities for professional content owners to distribute their work to reach a vast new audience.

“The YouTube team has built an exciting and powerful media platform that complements Google’s mission to organize the world’s information and make it universally accessible and useful,” said Eric Schmidt, Chief Executive Officer of Google. “Our companies share similar values; we both always put our users first and are committed to innovating to improve their experience. Together, we are natural partners to offer a compelling media entertainment service to users, content owners and advertisers.”

“Our community has played a vital role in changing the way that people consume media, creating a new clip culture. By joining forces with Google, we can benefit from its global reach and technology leadership to deliver a more comprehensive entertainment experience for our users and to create new opportunities for our partners,” said Chad Hurley, CEO and Co-Founder of YouTube. “I’m confident that with this partnership we’ll have the flexibility and resources needed to pursue our goal of building the next-generation platform for serving media worldwide.”

When the acquisition is complete, YouTube will retain its distinct brand identity, strengthening and complementing Google’s own fast-growing video business. YouTube will continue to be based in San Bruno, CA, and all YouTube employees will remain with the company. With Google’s technology, advertiser relationships and global reach, YouTube will continue to build on its success as one of the world’s most popular services for video entertainment.

The number of Google shares to be issued in the transaction will be determined based on the 30-day average closing price two trading days prior to the completion of the acquisition. Both companies have approved the transaction, which is subject to customary closing conditions and is expected to close in the fourth quarter of 2006.

Webcast and Conference Call Information

The company will host a conference call and webcast at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss the acquisition. To access the conference call, please dial 800-289-0572 domestic and 913-981-5543 internationally. A replay of the call will be available until midnight Monday, October 16 at 888-203-1112 domestically and 719-457-0820 internationally. Confirmation code for the replay is 2260624.

A live audio webcast of the conference call will be available at http://investor.google.com/webcast.html.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About YouTube

Founded in February 2005, YouTube is a consumer media company for people to watch and share original videos worldwide through a Web experience. YouTube allows people to easily upload and share video clips on

www.YouTube.com and across the Internet through websites, blogs, and e-mail. YouTube currently delivers more than 100 million video views every day with 65,000 new videos uploaded daily and it has quickly become the leading destination on the Internet for video entertainment.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Google’s and YouTube’s ability to improve their services, create new business models and content-owner opportunities, integration plans, the expected timing for the closing of the acquisition and the plans to operate YouTube independently. These statements are based on the current expectations or beliefs of management of Google Inc., and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) failure to receive regulatory approval for the acquisition, (3) failure to retain the levels of traffic on the YouTube site, (4) failure to compete successfully in this highly competitive and rapidly changing marketplace, (5) failure to retain key employees, (6) other factors affecting the operation of the respective businesses of Google and YouTube, and (7) the failure of YouTube and Google to work together effectively. More detailed information about these factors may be found in filings by Google, as applicable, with the Securities and Exchange Commission, including their respective most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Google is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Press Contacts:

Google Media:	Investors:	YouTube Media:
Jon Murchinson	Maria Shim	Julie Supan
650.253.4437	650.253.7663	650.685.6401
jonm@google.com	marias@google.com	press@youtube.com